EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PharMerica Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PharMerica Corporation of our report dated March 2, 2015 with respect to the consolidated balance sheets of PharMerica Corporation and subsidiaries as of December 31, 2013 and December 31, 2014, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of PharMerica Corporation.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management has excluded the 2014 Acquisitions from its assessment of internal control over financial reporting as of December 31, 2014 and that we have also excluded the 2014 Acquisitions from our audit of internal control over financial reporting.

/s/ KPMG LLP
Louisville, Kentucky
August 18, 2015